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                                 EXHIBIT 10(o)

                           SENIOR EXECUTIVE AGREEMENT


                  AGREEMENT dated as of May 21, 1997 between Hanover Foods Corporation (the "Company") and Alan T. Young ("Executive").

                                   BACKGROUND

                  Executive is employed by the Company in the position of Vice President - Purchasing and Transportation of the Company. In consideration of Executive's past and present services to the Company, Company desires to provide for the payment of termination compensation to Executive upon the occurrence of certain circumstances specified in Section 3 of this Agreement, but not under any other circumstances.

                  NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

                  1.       TERM AND TERMINATION.   This Agreement will commence
on the date hereof and terminate on the earlier of the following dates (herein called the "Term"): (a) ten years from the date hereof; (b) Executive's removal or resignation from his position with the Company as stated above for any reason whatsoever and whether with or without cause (unless Executive continues to be employed by the Company or an affiliate in an equal or higher position) if such resignation or removal occurs prior to a change of control as defined in Section 2 hereof; (c) the death or permanent disability of Executive, whether during or after his employment by the Company or any affiliate; (d) the Executive's reaching his 65th birthday; or (e) mutual written agreement of Executive and Company.

                  2.       CHANGE OF CONTROL.   A change of control of the
Company shall be deemed to have occurred if, during the Term, John A. Warehime for any reason ceases to hold the position of Chief Executive Officer of the Company or ceases to have the powers and authority of the Chief Executive Officer of the Company.

                  3.       TRIGGERING EVENTS.

                  (a) If, within twenty-four (24) months after the occurrence of a change of control of the Company,

                           (i)        Executive's base salary, responsibilities
or duties are reduced and Executive terminates his employment by voluntary resignation during the Term and during continuance of any of the foregoing conditions (provided such resignation gives at least one month written notice of intent to terminate employment), or




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                           (ii)       Executive's employment is involuntarily
terminated during the Term by the Company for reasons other than the Executive's gross misconduct, then

                           Executive shall become entitled to receive the
payments and benefits specified in Section 4 of this Agreement.

                  (b) The date on which Executive's employment ceases as specified in Section 3(a) is hereinafter referred to as the "Triggering Event."

                  4.       PAYMENTS AND BENEFITS.

                  (a) Commencing not later than thirty (30) days after the Triggering Event, and subject to Executive's compliance with Section 7 of this Agreement, the Company shall pay to Executive, in installments no less frequently than monthly, during the two year period following the Triggering Event (but not later than the last day of the Term of this Agreement), a monthly amount equal to one-twelfth (1/12) of Executive's total cash compensation received from the Company during calendar year 1997 (including both base annual salary and bonus, if any).

                  The foregoing payments shall be reduced, to the extent necessary, so that the sum of payments made pursuant to this Section 4(a), when added to the total cash compensation to which the Executive is then entitled by virtue of other employment, will not exceed, for any twelve (12) month period, the Executive's total cash compensation received from the Company during calendar year 1997 (including both base annual salary and bonus, if any).

                  (b) During the period that payments are due to Executive pursuant to Section 4(a), and subject to Executive's compliance with Section 7 of this Agreement, Executive shall be entitled to the health, life and disability insurance benefits which are no less, in the aggregate, than the amount of the benefits to which the Executive is entitled on the date of this Agreement. Notwithstanding the foregoing, if the Executive obtains other full-time employment, which employment provides equivalent health, life and disability insurance benefits, the benefits described in this Section 4(b) shall cease.

                  (c) The Company may withhold from any payments or benefits due under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling. In no event shall the Company be obligated to make any payment or provide any benefits pursuant to Section 4(a) or 4(b) hereof after the last day of the Term of this Agreement.

                  (d) In the event Executive becomes entitled to receive the payments or benefits specified in this Agreement, he will be deemed to have waived the right to receive any severance pay to which he might otherwise be entitled under the present or any future severance benefit policy of the Company or any affiliate.



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                  5.       SOURCE OF PAYMENT.   All payments provided under
this Agreement shall be paid in cash from the general funds of the Company and no special or separate fund shall be required to be established. Executive shall have no right, title or interest whatever in or to any investment which the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and Executive or any other person.

                  6.       ASSIGNMENT OR OTHER ALIENATION.

                  (a) Neither this Agreement nor any right or interest hereunder shall be assignable by Executive or his legal representatives without the Company's prior written consent.

                  (b) Except as required by law, the right to receive payments under this Agreement shall not be subject to anticipation, sale, encumbrance, charge, levy, or similar process or assignment by operation of law.

                  7.       COVENANTS.   All payments to Executive under this
Agreement shall be subject to Executive's compliance with the provisions of this Section 7. If Executive fails to comply with such provisions, the right of Executive and all other persons to any future payments under this Agreement shall terminate and the Company's obligations under this Agreement to make such payments and provide such benefits shall cease.

                  (a) Executive shall not, directly or indirectly, at any time, during or after his employment by the Company, disclose, use or knowingly permit the use of any trade secrets, customer lists, or other proprietary information relating to the Company or its affiliates except pursuant to the lawful order of any judicial or administrative agency of government.

                  (b) For a period of two years after the Triggering Event, neither Executive nor any employer or business associate of Executive shall enter into any business arrangement with, or solicit for employment or employ in any capacity, any person who was an employee of the Company or any of its affiliates at any time within six months prior to Executive's Triggering Event, or attempt to enter into any business arrangement with or employ any such person, or induce or attempt to induce any such person to leave his or her employment with the Company for any reason.

                  (c) For a period of two years after the Triggering Event, Executive shall not directly or indirectly own, manage, operate, join, control, or participate in or be connected with (whether as an officer, employee, partner, stockholder, consultant or in any other capacity) any individual proprietorship, partnership, business trust, limited liability company, corporation or other entity or business which is engaged principally or significantly in a business which competes with any significant business of the Company or its affiliates. This provision shall not apply, however, to Executive's acquiring or holding less than 1% of the securities of any entity whose securities are listed on a national securities exchange or traded on NASDAQ.

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                  (d)      Promptly upon commencing new employment, and
thereafter, Executive shall keep the Company advised of the cash compensation to which he is entitled by virtue of such employment. Not later than February 15 of each year after the Triggering Event, Executive shall provide to the Company (Attention: Chief Financial Officer) copies of all W-2 forms relating to income paid to Executive during the prior calendar year.

                  8.       CONSOLIDATION, MERGER, OR SALE OF ASSETS.   Nothing
in this Agreement shall preclude the Company from consolidating or merging into or with or transferring all or substantially all of its assets to another corporation. In that event, such other corporation shall assume this Agreement and all obligations of the Company hereunder. Upon such a consolidation, merger, or transfer of assets and assumption, the term "the Company" as used herein, shall mean such other corporation and this Agreement shall continue in full force and effect.

                  9.       ACCELERATION.   If the Company fails to pay the
Executive any of the amounts due to him under Section 4(a) hereof, thirty (30) days after having received written notice from the Executive of such failure to pay, the Executive shall have the right to accelerate future payments of all sums due the Executive under Section 4(a) hereof, without discount.

                  10.      REIMBURSEMENT.   If the Company fails to pay the
Executive any of the amounts due to him under Section 4(a) hereof or fails to provide the Executive with any of the benefits due to him under Section 4(b) hereof, thirty (30) days after having received written notice from the Executive of such failure, the Executive shall be entitled to full reimbursement from the Company for all costs and expenses (including reasonable attorneys' fees) incurred by the Executive in enforcing his rights under this Agreement, plus interest at the rate of 9% per annum on the improperly withheld amounts or improperly withheld benefits due to the Executive under Section 4(a) hereof or Section 4(b) hereof, respectively.

                  11.      MISCELLANEOUS.

                  (a) This Agreement shall not limit or infringe upon the right of the Company or any affiliate to terminate the employment of Executive at any time for any reason whatsoever, nor upon the right of Executive to terminate his employment by the Company or any affiliate. Nothing contained herein shall confer upon Executive the right to continue as an employee of the Company or any affiliate.

                  (b) This Agreement contains the entire agreement between Executive and Company regarding the subject matter hereof and supersedes any prior oral or written understanding.

                  (c) This Agreement may not be amended or supplemented, nor may any provision be waived, except by an instrument in writing signed by the parties hereto. This Agreement shall be binding upon and inure to the benefit of the Executive and his personal representatives, executors, administrators and heirs; provided, however, no payment shall be due hereunder after the death or permanent disability of Executive.



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                  (d)      If any provision of this Agreement shall be held
invalid in part, such invalidity shall in no way affect the rest of such provisions not held so invalid. The rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

                  (e) The headings of the Sections of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

                  (f) This Agreement has been executed and delivered in the Commonwealth of Pennsylvania and its validity, interpretation, performance, and enforcement shall be governed by the internal laws of such Commonwealth, without regard to any conflict of laws principles. The principle of construction that ambiguities are construed against the draftsperson shall not apply to this document.

                  (g) Any dispute or disagreement between Executive and the Company with respect to any portion of this Agreement or its validity, construction, meaning, performance or Executive's rights hereunder shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association or its successor, as amended from time to time. However, prior to submission to arbitration Executive will attempt to resolve any disputes or disagreements with the Company over this option amicably and informally, in good faith, for a period not to exceed two weeks. Thereafter, the dispute or disagreement will be submitted to arbitration. At any time prior to a decision from the arbitrator(s) being rendered, Executive and the Company may resolve the dispute by settlement. Executive and the Company shall equally share the costs charged by the American Arbitration Association or its successor, but Executive and the Company shall otherwise be solely responsible for their own respective counsel fees and expenses. The decision of the arbitrator(s) shall be made in writing, setting forth the award, the reasons for the decision and award and shall be binding and conclusive on Executive and the Company. Further, neither Executive nor the Company shall appeal any such award. Judgment of a court of competent jurisdiction may be entered upon the award and may be enforced as such in accordance with the provisions of the award.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                      HANOVER FOODS CORPORATION


/s/ Alan T. Young        (SEAL)       By:  /s/ John A. Warehime
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Alan T. Young                                  John A. Warehime, Chairman






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